Exhibit 99.1

Contacts:

Joshua A. Grass	Susan Ferris
Sr. Manager, Investor & Financial Relations	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Files Investigational New Drug Application for

Phenoptin (6R-BH4) for the Treatment of PKU

Application Includes Extensive Preclinical and Clinical Data on 6R-BH4

Novato, CA, August 24, 2004 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced that it has filed an investigational new drug application (IND) with the U.S. Food and Drug Administration (FDA) for Phenoptin™, BioMarin’s proprietary oral formulation of 6R-BH4, for the treatment of phenylketonuria (PKU). The company expects to initiate a clinical study of Phenoptin based on this IND by the end of 2004.

“Our recently submitted IND contains an unusually large set of data on 6R-BH4 that we expect will advance this program toward a later stage of development and will enable us to initiate a clinical study later this year,” stated Emil Kakkis, M.D., Ph.D., Senior Vice President of Business Operations at BioMarin. “We look forward to having discussions with the FDA in the coming months that will help define the specific timeline and development course for this much needed therapeutic option for people living with PKU.”

On July 20, 2004, BioMarin announced positive results from an investigator-sponsored pilot clinical study of oral 6R-BH4 in PKU patients. Consistent with previous studies of 6R-BH4, approximately half of the patients in the study experienced a substantial reduction in blood phenylalanine levels without serious adverse effects, suggesting that Phenoptin could be a valuable therapeutic for managing PKU.

Louis Drapeau, acting Chief Executive Officer of BioMarin stated, “The passion and tenacity the BioMarin team has for developing new therapeutics for serious diseases has contributed greatly to the rapid development of our PKU program.” Mr. Drapeau continued, “ In addition to these important developments in our PKU program, we also remain on track to file for marketing authorization for Aryplase™, potentially our third approved product, in both the United States and European Union in the fourth quarter of this year. BioMarin is moving aggressively ahead with its programs in all areas.”

BioMarin Pharmaceutical Inc. develops innovative biopharmaceuticals and commercializes therapeutics for serious pediatric diseases.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the development of its product candidate Phenoptin and Aryplase; expectations related to future clinical trials of Phenoptin; the clinical efficacy of Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: results and timing of clinical trials; the content and timing of decisions by the FDA, the EMEA and other regulatory authorities concerning Phenoptin and Aryplase; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

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